EXHIBIT 99.1
Verso Paper Corp. Reports First Quarter 2013 Results
MEMPHIS, Tenn., (May 9, 2013) - Verso Paper Corp. (NYSE: VRS) today reported financial results for the first quarter of 2013. Results for the quarters ended March 31, 2013 and 2012 include:

•	Operating loss of $1.1 million in the first quarter of 2013, compared to operating loss of $12.3 million in the first quarter of 2012.

•	Net loss of $38.4 million in the first quarter of 2013, or $0.72 per diluted share, compared to net loss of $73.9 million, or $1.40 per diluted share, in the first quarter of 2012.

•
EBITDA of $22.3 million in the first quarter of 2013, compared to ($10.5) million in the first quarter of 2012, and Adjusted EBITDA before pro forma effects of profitability program of $20.1 million in the first quarter of 2013, compared to $25.3 million in the first quarter of 2012 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso's net sales for the first quarter of 2013 decreased $42.1 million, or 11.2%, compared to the first quarter of 2012, reflecting an 11.2% decline in total sales volume, which was driven by the closure of the Sartell mill in the third quarter of 2012. The average sales price per ton was consistent with the same period in the prior year. Verso's gross margin was 12.4% for the first quarter of 2013 compared to 10.1% for the first quarter of 2012.
Verso reported net loss of $38.4 million in the first quarter of 2013, or $0.72 per diluted share, which included $2.9 million of net gains from special items, or $0.05 per diluted share, primarily due to unrealized gains on energy-related derivative contracts and gains on the sale of our Sartell mill and Fiber Farm LLC. Verso had a net loss of $73.9 million, or $1.40 per diluted share, in the first quarter of 2012, which included $34.9 million of charges from special items, or $0.66 per diluted share.
“We experienced our normal seasonally weak first quarter as shipments slowed and our inventories increased in line with expectations; however pricing overall was flat sequentially, said David Paterson, President and Chief Executive Officer of Verso. “We are encouraged by the improvement in pricing and volumes in our pulp and specialty paper businesses on a year over year basis.  Pricing in our printing and writing grades remained flat year over year while volumes declined primarily due to the closure of our Sartell mill during the third quarter of 2012. Our 'R Gap' process continued to deliver significant cost reductions across our manufacturing platform.

“One area of concern remains the delivered cost of natural gas to our two facilities in Maine. While the price of natural gas increased slightly year over year, we saw delivery charges surge primarily due to constraints in the New England delivery network during this period of higher demand. On a year over basis we experienced a negative impact of almost $22 million relative to the gas cost at our Maine facilities.

“As we look to the balance of the year, we see continued improvements in our pulp and specialty papers business in conjunction with a normal seasonal pick-up in the printing and writing papers business.”

Summary Results
Results of Operations - Comparison of the First Quarter of 2013 to the First Quarter of 2012

	Three Months Ended
	March 31,
(Dollars in thousands, except per share amounts)	2013	2012
Net sales	$333,220	$375,295
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	291,859	337,280
Depreciation, amortization, and depletion	25,980	31,423
Selling, general, and administrative expenses	18,796	18,818
Restructuring charges	1,016	85
Total operating expenses	337,651	387,606
Other operating income	(3,285)	—
Operating loss	(1,146)	(12,311)
Interest income	(9)	(2)
Interest expense	34,660	32,119
Other loss, net	2,572	29,570
Loss before income taxes	(38,369)	(73,998)
Income tax expense (benefit)	9	(69)
Net loss	$(38,378)	$(73,929)

Net Sales.  Net sales for the first quarter of 2013 decreased 11.2% to $333.2 million from $375.3 million in the first quarter of 2012, due to an 11.2% decline in total sales volume over the first quarter of 2012, which was driven by the closure of the Sartell mill in the third quarter of 2012. The average sales price per ton was flat compared to the same period in the prior year.

Net sales for our coated papers segment decreased 17.4% in the first quarter of 2013 to $250.5 million from $303.2 million for the same period in 2012, due to a 17.1% decrease in paper sales volume, which was driven by the closure of the Sartell mill.  The average sales price per ton of coated paper was flat compared to the same period last year.

Net sales for our market pulp segment increased 13.3% in the first quarter of 2013 to $37.2 million from $32.9 million for the same period in 2012.  The sales volume increased 8.7% while the average sales price per ton increased 4.2% compared to the first quarter of 2012.

Net sales for our other segment increased 16.0% to $45.5 million in first quarter of 2013 from $39.2 million in the first quarter of 2012.  This increase was driven by a 7.4% increase in sales volume and an 8.0% increase in average sales price per ton.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $317.8 million in the first quarter of 2013 compared to $368.7 million in 2012, reflecting the closure of the Sartell mill in the third quarter of 2012.  Our gross margin, excluding depreciation, amortization, and depletion, was 12.4% for the first quarter of 2013 compared to 10.1% for the first quarter of 2012. Depreciation, amortization, and depletion expenses were $26.0 million for the first quarter of 2013 compared to $31.4 million for the first quarter of 2012.

Selling, general, and administrative.  Selling, general, and administrative expenses were $18.8 million in the first quarter of 2013 and 2012.

Restructuring charges.  Restructuring charges for the first quarter of 2013 were $1.0 million, and consisted primarily of facility operations and personnel costs for the Sartell mill site through the date of sale. Restructuring charges were $0.1 million for the first quarter of 2012.

Other operating income.  Other operating income for the first quarter of 2013 was $3.3 million and consisted of the gain on the sales of our Sartell mill and Fiber Farm LLC.

Interest expense.  Interest expense for the first quarter of 2013 was $34.7 million compared to $32.1 million for the same period in 2012.

Other loss, net.  Other loss, net was $2.6 million in the first quarter of 2013 compared to $29.6 million in the first quarter of 2012, primarily attributable to losses related to debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA
The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.
EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.
Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.
However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP. The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,	Twelve Months Ended March 31,
(Dollars in millions)	2012	2012	2013	2013
Net loss	$(73.9)	$(173.8)	$(38.4)	$(138.3)
Income tax benefit	(0.1)	(1.4)	—	(1.3)
Interest expense, net	32.1	135.4	34.7	138.0
Depreciation, amortization, and depletion	31.4	118.2	26.0	112.8
EBITDA	(10.5)	78.4	22.3	111.2
Restructuring charges(1)	0.1	102.4	1.0	103.3
Gain on insurance settlement(2)	—	(52.6)	—	(52.6)
Loss on early extinguishment of debt, net(3)	30.0	8.2	2.6	(19.2)
Hedge losses (gains) (4)	4.7	(3.7)	(3.8)	(12.2)
Equity award expense(5)	0.6	2.7	0.4	2.5
Other items, net(6)	0.4	4.7	(2.4)	1.9
Adjusted EBITDA before pro forma effects of profitability program	25.3	140.1	20.1	134.9
Pro forma effects of profitability program(7)				39.5
Adjusted EBITDA				$174.4

(1)	Represents costs primarily associated with the closure of the Sartell mill in 2012.

(2)	Represents gain on insurance settlement resulting from the fire at our Sartell mill in 2012.

(3)	Represents net losses related to debt refinancing.

(4)	Represents unrealized losses (gains) on energy-related derivative contracts.

(5)	Represents amortization of non-cash incentive compensation.

(6)	Represents miscellaneous non-cash and other earnings adjustments, including the gain on sale of the Sartell mill and Fiber Farm LLC in 2013.

(7)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and other similar expressions. Forward-looking statements are based on currently available business, economic, financial, and other information and reflect management's current beliefs, expectations, and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso
Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty paper products. Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company's website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Daylight Time) to discuss first quarter results. Analysts and investors may participate in the live conference call by dialing 719-457-2506 or, within the U.S. and Canada only, 800-499-7921, access code 4229673. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso's website at www.versopaper.com/investorrelations by navigating to the Events page, or at: http://investor.versopaper.com/eventdetail.cfm?EventID=127788. This release and Verso's Form 10-Q for the first quarter of 2013, will be made available on Verso's website at www.versopaper.com/investorrelations by navigating to the Financial Information page.
A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 4229673. This replay will be available starting today at 12:00 p.m. (Eastern Daylight Time) and will remain available for 14 days.
###
Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

For details, contact:

Robert P. Mundy
Senior Vice President and
Chief Financial Officer

T 901-369-4128
robert.mundy@versopaper.com
www.versopaper.com